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MOSAIX, INC. AND SUBSIDIARIES
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EXHIBIT 11:  COMPUTATION OF EARNINGS PER SHARE


                                                             THREE MONTHS              NINE MONTHS
                                                            ENDED SEPT. 30,           ENDED SEPT. 30,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                      1997         1996         1997         1996
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                                                                           (UNAUDITED)
Weighted average number of common shares outstanding       13,418       13,107       13,341       12,514
Dilutive common equivalent shares from outstanding
    stock options using the treasury stock method             483          814          490          828
                                                          --------------------      --------------------

Weighted average common shares and common
    share equivalents outstanding                          13,901       13,921       13,831       13,342
                                                          ====================      ====================


Net earnings                                              $ 1,149      $ 3,292      $ 7,403      $ 3,522
                                                          ====================      ====================

Net earnings per share                                    $  0.08      $  0.24      $  0.54      $  0.26
                                                          ====================      ====================
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